UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 22, 2008

ARBINET-THEXCHANGE, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-51063	13-3930916
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 Albany Street, Tower II, Suite 450 New Brunswick, New Jersey	08901
(Address of Principal Executive Offices)	(Zip Code)

(732) 509-9100
(Registrant’s telephone number, including area code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of CertainOfficers; Compensatory Arrangements of Certain Officers.

Termination of Peter P. Sach

On August 22, 2008, Arbinet-thexchange, Inc. (the “Company”) terminated the employment of Peter P. Sach, the Chief Operating Officer of the Company, without cause, effective October 22, 2008 (the “Termination Date”). Pursuant to the Offer Letter dated July 5, 2001, as amended March 16, 2007 and April 23, 2008, by and between the Company and Mr. Sach, (the “Offer Letter”) in connection with such termination, the Company will pay Mr. Sach an aggregate of approximately $354,295, consisting of:

•	Mr. Sach’s current base salary through the Termination Date, or approximately $45,833;
•	payment for accrued vacation through the Termination Date, or approximately $8,462;
•	severance pay equal to 12 months’ base salary, or $275,000;
•
reimbursement for certain COBRA payments for a period of 12 months following the Termination Date and an amount equal to employer contributions to the Company’s retirement plan for one year following the Termination Date, assuming he contributed the maximum amount to such plan, which amount to a payment of $25,000 in accordance with the limits placed on such payments by the terms of the Offer Letter.

Resignation of Michael J. Donahue

On August 25, 2008, Michael J. Donahue, one of the Company’s Directors, submitted a letter of resignation to William M. Freeman, the Chairman of the Board of Directors of the Company. Mr. Donahue’s decision to resign was not the result of a disagreement with the Company on any matter related to its operations, policies or practices.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARBINET-THEXCHANGE, INC.

Date: August 28, 2008	By:	/s/ W. Terrell Wingfield, Jr.
Name: W. Terrell Wingfield, Jr.
Title: General Counsel and Secretary